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Exhibit (a)(1)(d)

AON CORPORATION
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
ELECTION FORM

[Text of election form follows:]

Important: Please read this Election Form in its entirety and read the Instructions to this Election Form before submitting this Election Form.

        I,                        , hereby make the following election with respect to my Eligible Options in the Offer made by Aon Corporation ("Aon") pursuant to the Offer to Amend the Exercise Price of Certain Options dated August 15, 2007 (the "Offer to Amend"). Capitalized terms not otherwise defined in this Election Form shall have the meaning set forth in the Offer to Amend.

        Subject to the foregoing, I hereby elect to amend or not amend all of my Eligible Options as identified in the table below:

Eligible Option (Grant Number)	Original Date of Grant	Original Option Exercise Price	Shares Subject to Eligible Portion	Corrected Exercise Price for Eligible Portion	Cash Payment (Aggregate Price Differential)
		$		$	$
		$		$	$

        Amend all Eligible Options?                              ☐ Yes                              ☐ No

        I hereby agree that, unless I revoke my election before 11:59 p.m., Chicago time, on September 17, 2007 (or a later expiration date if Aon extends the Offer), my election will be irrevocable, and if accepted by Aon, this Election Form shall operate to amend all of my Eligible Options as outlined above, subject to the terms and conditions described in the Offer to Amend.

        I hereby acknowledge that I may change the terms of my election by submitting a new Election Form via Lotus Notes. Submissions made by any other means, including hand delivery, facsimile, inter-office mail or U.S. mail (or other postal service) will not be accepted. Any change of election received after the expiration time will be void and of no effect.

        I agree that my decision to amend or not amend my Eligible Options in the Offer is entirely voluntary and is subject to the terms of the Offer. I further understand and agree I am not required to tender my Eligible Options. I understand that with respect to my Eligible Options, I must elect to tender all or none of the Eligible Options for amendment of all Eligible Options. I further understand and agree that if I fail to make an election with respect to my Eligible Options, then I will be deemed to have made an election not to amend my Eligible Options.

        I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Aon (except on an at-will basis, unless otherwise required by local law). I agree that, except as set forth in the Offer to Amend, Aon has made no representations or warranties to me regarding this Offer or the future pricing of Aon stock, and that my participation in this Offer is at my own discretion.

        If my service with Aon terminates prior to the expiration time, I understand that I will no longer be eligible to participate in the Offer and any election I have made to amend my Eligible Options will be of no further force and effect.

        I agree that to ensure timely payment of the cash payment, I will provide Aon with any changes in my mailing address and e-mail address prior to the payment of the cash payment.

        I hereby acknowledge and agree that neither Aon nor any of its respective employees or agents, has made any recommendation to me as to whether or not I should accept this Offer to Amend the Exercise Price of Certain Options and that I am not relying on any information provided or representation made by Aon or any of its employees or agents in accepting or rejecting this Offer, other than any information contained in the Offer to Amend. I acknowledge that I have been afforded the opportunity to consult with my own investment, legal and tax advisors before making this election and that I have knowingly done so or knowingly declined to do so.

        I understand that I should print and keep a copy of this completed Election Form as well as a copy of the "delivery receipt" from Lotus Notes that I receive upon submitting the Election Form.

        I understand that I will receive an email confirmation at my Aon email address (as listed below) within two business days after the date on which Aon receives this Election Form. In addition, within two business days after the expiration time, I will receive via email at my Aon email address a final confirmation statement that confirms the last election that I made for my Eligible Options as of the expiration time. I agree that I will print and keep a copy of all election confirmations that I receive. In the event I do not receive these election confirmations in the time frames described above, I understand that it is my responsibility to send my printed copies of this Election Form, the email delivery receipt and any election confirmations that I did receive to exec_compensation@aon.com to evidence proper and timely submission of my Election Form.

        I agree that Aon will not be liable for any costs, taxes, loss or damage that I may incur through my election to participate in or to decline this offer.

Employee Signature

Employee Name (Please print)	Company E-mail Address	Date and Time

If you wish to participate in this offer, you must submit a properly completed and electronically signed election form through Lotus Notes prior to 11:59 p.m., Chicago Time, on September 17, 2007.

AON CORPORATION

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.     Delivery of Election Form.

        Today we are sending you an e-mail message containing your election form, which you must complete, electronically sign and submit electronically through Lotus Notes. If you wish to participate in this offer, you must submit a properly completed and electronically signed election form through Lotus Notes prior to 11:59 p.m., Chicago Time, on September 17, 2007. Only election forms that are properly completed and submitted in this manner through Lotus Notes by the expiration date will be accepted. Election forms that are submitted after the expiration date will not be accepted. Aon intends to confirm the receipt of your election form and/or any withdrawal form by an e-mail message to you within two business days. If you have not received an e-mail confirmation, you should confirm that we have received your election form and/or any withdrawal form. Election forms submitted by any means other than that described above are not permitted without the prior consent of Jeremy Farmer, Senior Vice President and Head of Human Resources.

        Our receipt of your election form is not by itself an acceptance of your eligible options for amendment. For purposes of the offer, we will be deemed to have accepted eligible options for exchange with respect to which valid elections have been made and not properly withdrawn when we give oral or written notice to the option holders generally of our acceptance such options, which notice may be made by press release, e-mail or other method of communication.

        Aon will not accept any alternative, conditional or contingent elections. Although it is our intent to send you an e-mail confirmation of receipt of this election form, by electronically signing this election form, you waive any right to receive any notice of the receipt of the election with respect to your options, except as provided for in the Offer to Amend. Any confirmation of receipt sent to you will merely be a notification that Aon has received your election form and does not mean that your options have been accepted or amended. Options that are accepted will be amended on the next business day following the expiration of the offer. If the offer expires as expected on September 17, 2007, then the options will be amended as of September 18, 2007.

2.     Withdrawal

        If you have previously elected to accept this offer with respect to your eligible options, you may withdraw that election at any time before the expiration date, which is expected to be 11:59 p.m., Chicago Time, on September 17, 2007. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

        In addition, although we intend to accept all eligible options with respect to which valid elections have been made promptly after the expiration of this offer (and the offer is expected to expire on September 17, 2007), if we have not accepted your options by 11:59 p.m. Chicago Time, on the second business day following the expiration date, you may withdraw your election at any time thereafter until we accept your options.

        To validly withdraw your election with respect to all of your eligible options, you must properly complete and sign the accompanying withdrawal form; and scan the properly completed withdraw and e-mail as a .pdf file to exec_compensation@aon.com or send the properly completed withdrawal form to Aon by facsimile to 610-834-3390.

        Only withdrawal forms that are properly completed and submitted and actually received by the expiration date will be accepted. The expiration date will be 11:59 p.m., Chicago Time, on September 17,

2007, unless we extend the offer. Withdrawal forms that are received after the expiration date will not be accepted. Aon intends to confirm the receipt of your withdrawal form by e-mail within two business days. If you have not received an e-mail confirmation, you should confirm that we have received your withdrawal form. Only withdrawal forms that are properly completed and actually received by the expiration date will be accepted. Withdrawal forms submitted by any means other than those described above are not permitted without the prior consent of Jeremy Farmer, Senior Vice President and Head of Human Resources.

3.     Elections.

        If you intend to accept the offer, you must accept the offer with respect to all of your eligible options. You may not choose to accept the offer with respect to only a portion of your eligible options. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.

4.     Requests for Assistance or Additional Copies.

        Today we are sending you an e-mail containing your election form, which you must complete, electronically sign and submit electronically through Lotus Notes. If you need additional copies of the offer documents or the election or withdrawal forms or have questions regarding this offer, you should contact the Aon Tender Offer Call Center, at 1-888-295-1814. The hours of operation of the Aon Tender Offer Call Center are: 8:00 a.m. to 5:00 p.m. Chicago Time.

5.     Irregularities.

        We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all eligible options with respect to which proper elections are made that are not validly withdrawn, subject to the terms of the offer. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our sole discretion.

        Important: The election form together with all other required documents must be received by Aon on or before the expiration date.

6.     Additional Documents to Read.

        You should be sure to read the Offer to Amend, all documents referenced therein (including the election form describing your eligible options and any potential cash payments), and the related memorandum from Jeremy Farmer, Senior Vice President and Head of Human Resources, dated August 15, 2007, before deciding to participate in the offer.

7.     Important Tax Information.

        You should refer to Section 14 of the Offer to Amend, which contains important U.S. federal income tax information. We also recommend that you consult with your personal tax or financial advisor regarding Section 409A and state income tax considerations before deciding whether or not to participate in this offer.

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  Exhibit (a)(1)(d)